EXHIBIT F-1(c)
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                                                  December 17, 1997



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

                    Re:  GPU, Inc.
                         Jersey Central Power & Light Company
                         Metropolitan Edison Company
                         Pennsylvania Electric Company
                         Declaration on Form U-1
                         SEC File No. 70-7926
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          Ladies and Gentlemen:

               We have examined Post-Effective Amendment No. 8, dated October 27, 1997, to the Declaration on Form U-1, dated December 24, 1991, as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), of GPU, Inc. ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") collectively referred to herein as the "GPU Companies"), which has been docketed in SEC File No. 70-7926, as amended by Post- Effective Amendment No. 9 thereto, dated November 20, 1997, and as to be amended by Post-Effective Amendment No. 10 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration".)

               The Declaration now contemplates the issuance, sale and/or renewal, through December 31, 2000, (i) by the GPU Companies of unsecured promissory notes ("Bank Notes") to various commercial banks pursuant to loan participation arrangements and lines of credit, (ii) by JCP&L, Met-Ed and Penelec of their unsecured promissory notes as commercial paper ("Commercial Paper"), and (iii) by the GPU Companies of their unsecured promissory notes ("Unsecured Notes") evidencing short-term borrowings from lenders including banks, insurance companies or other institutions. The total principal amount of borrowings outstanding at any one time under the Bank Notes, Commercial Paper and Unsecured Notes together with all other borrowings contemplated by the Declaration, would not, however,


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          exceed the amounts  permitted by the  respective charters  of  JCP&L,
          Met-Ed  and  Penelec  and,  in the  case of GPU, $250,000,000.

               We have been counsel to GPU, a Pennsylvania corporation, for many years. In such capacity, and as special counsel to GPU's subsidiaries, JCP&L, Met-Ed and Penelec, we have participated in various proceedings relating to the GPU Companies and we are familiar with the terms of the outstanding securities of the holding company system.

               In addition to the matters set forth in our previous opinion dated July 16, 1996 and filed as Exhibit F-1(b) to the Declaration, we have examined a copy of the Commission's Orders dated October 26, 1994 and July 17, 1996, permitting the Declaration, each as then amended, to become effective.

               In addition, we have examined such corporate records, documents and certificates as we have deemed necessary as a basis for this opinion.

               As to matters of Pennsylvania law insofar as it applies to the transactions contemplated by Met-Ed, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP, which is being filed as Exhibit F-2(c) to the Declaration. As to all other matters of Pennsylvania law, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll, which is being filed as Exhibit F-3(c) to the Declaration.

               Based upon the foregoing, we are of the opinion that, subject to the conditions specified in the following paragraph:

                    (a) all State laws  applicable to the proposed  transactions as contemplated in the Declaration will have been complied with;

                    (b) GPU, JCP&L, Met-Ed and Penelec are each validly organized and duly existing;

                    (c) the Bank Notes,  the Commercial  Paper and the Unsecured
               Notes will each be valid and binding obligations of the respective issuers thereof in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws (including, without limitation, the Atomic Energy Act of 1954, as amended, and the regulations thereunder) affecting creditors' rights generally; and

               (d) the issuance of the Bank Notes, the Commercial Paper and the Unsecured Notes will not violate the legal rights of the holders of any securities issued by any of the GPU Companies or any company which is an "associate company" thereof, as defined in the Act.



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          The foregoing opinions assume the following conditions shall have been satisfied:

               (1) the Commission shall have entered an appropriate order forthwith permitting the Declaration, as amended, to become effective; and

               (2) the appropriate  officers of each of the GPU Companies shall, on their respective behalves, have issued and sold to the extent contemplated by the Declaration, the Bank Notes, the Commercial Paper and the Unsecured Notes against the receipt of cash or renewal thereof equal to the principal amount thereof, each of which (i) is issued, sold or renewed in accordance with the terms and under the conditions set forth in the Declaration, (ii) is issued and sold under circumstances which are permitted under Section 12(f) of the Act and paragraph (b)(2) of Rule 70 under the Act, and (iii) together with all other notes and drafts representing unsecured borrowings at the time the outstanding does not exceed, in the case of JCP&L, Met-Ed and Penelec, such amounts as may be imposed by their respective charters.

                    We  hereby  consent  to the  filing  of this  opinion  as an
          exhibit  to  the  Declaration  and  in  any  proceedings   before  the
          Commission that may be held in connection therewith.

                                             Very truly yours,


                                             BERLACK,  ISRAELS  &  LIBERMAN  LLP



















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